Exhibit 99.2

Daulton Capital Provides Update on Property Acquisitions in Mineral Rich Klondike and White Gold districts

Resource Finance Company Fast Tracking Projects in Areas of Historically High Gold Silt Anomalies

LAS VEGAS, NEVADA- - Daulton Capital Corp. (OTCBB: DUCP), a natural resource finance company specializing on precious & base metal developments and oil & gas properties, is pleased to provide shareholders with the following updates regarding its recently acquired property rights in the mineral rich Klondike and White Gold districts.

The Ballarat Project now consists of 94 Yukon Quartz Mining Claims located in the Dawson Mining District, Yukon Territory, Canada, situated 3 miles south east of Underworld Resources, Black Fox Property.  The claim block covers approximately 19 square kilometres and straddles Ballarat Creek, one of the main placer gold producing creeks in the Thistle Area (White Gold District), which covers a 98% percentile gold silt anomaly.

As previously announced, Daulton Capital’s exploration plans for the Ballarat  Project are to establish a soil and ground magnetic survey over the GSC anomalous silt drainage. The soil sampling program will be followed up with a portable excavator trenching program that the company believes will generate numerous quality drill targets.

The high silt data found on the Ballarat Project represent one of the highest silt sample anomalies in the area and the Company now plans to “fast track” the activities on this property.

The Ballarat Project block’s geology is very similar to the Underworld White Gold Project and according to the Geological Survey of Canada (GSC) and the Yukon Geological Survey (YTG) geology maps, the Ballarat Project is covering mainly augen gneiss with minor amphibolites and quartz-mica schist.

The GSC regional magnetic data is indicating the Ballarat Project is straddling a regional north east trending magnetic high similar to Underworld’s White Gold, Golden saddle zone, which is also straddling a magnetic high with the main mineralization following a north east trend.  Additional comparable evidence can be derived from GSC silt sample data.  The GSC has collected samples from many creeks in the area for gold and other elements.  According to GSC sample data, Underworld’s White Gold project’s GSC silt sample results were 12 ppb Au, whereas the Ballarat Project silt values came in at 32 ppb Au.

Terry Fields, CEO of Daulton, commented, “Since the discovery of Underworld’s White Gold Project and subsequent takeover by Kinross Gold Corp., the entire area is becoming the focus of international attention.  We are fortunate to be working directly with local Dawson City prospector, Shawn Ryan, who is credited with the initial discovery on Underworld’s White Gold Property, was named Prospector of the Year and was featured on the cover of Mining Markets 12/09 cover.  With Shawn Ryan’s assistance, Daulton now controls some of the most sought after projects in both the Klondike and White Gold districts.”

ABOUT DAULTON CAPITAL CORPORATION

Daulton Capital Corporation is a natural resource finance company focused on precious & base metals as well as oil & gas opportunities. Management's corporate philosophy is to be a Project Generator, with the objective of option/joint venturing projects with major and junior natural resource companies from inception through to production.   The Company has acquired property rights in the Yukon and continues focussing on acquiring and / or funding additional resource projects.  Please visit www.daultoncapital.com for more information.

This news release may contain forward-looking statements. Therefore all readers of this information are cautioned that the forward-looking statements are inherently uncertain, including statements related to possible opportunities for growth strategies and statements that are not statements of historical fact, which may or may not be based on Daulton Capital Corp management's estimates, assumptions, projections or beliefs. The forward-looking statements in this news release are subject to various risks, uncertainties and other factors that could cause Daulton Capital Corp actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of Daulton Capital Corp at the time they are made, and Daulton Capital Corp does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Peter Graham
Toll Free: 1-877-882-7858
Daulton.capital@yahoo.com